Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ASSEMBLY BIOSCIENCES, INC.

ASSEMBLY BIOSCIENCES, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Assembly Biosciences, Inc.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 7, 2005, under the name South Island Biosciences, Inc., an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 24, 2005, a second Amended and Restated Certificate of Incorporation, which included a provision to change the Corporation’s name to Ventrus Biosciences, Inc., was filed with the Secretary of State of the State of Delaware on April 5, 2007 (the “Second Amended and Restated Certificate of Incorporation”), a third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 2010 (the “Third Amended and Restated Certificate of Incorporation”) and a Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 10, 2014, which included a provision to change the Corporation’s name to Assembly Biosciences, Inc., a Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 31, 2018, a Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 12, 2020, and a Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 25, 2022.

THIRD: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment of the Corporation’s Sixth Amended and Restated Certificate of Incorporation, declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV of the Sixth Amended and Restated Certificate of Incorporation be amended to insert the following text at the end of the third paragraph:

“Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each 12 shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Global Select Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

FOURTH: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and President this 9th day of February, 2024.

/s/ Jason A. Okazaki
Jason A. Okazaki
Chief Executive Officer and President